Table of Contents

Exhibit 4(j)

AGREEMENT FOR
SUPPLY AND RENDERING OF SERVICES FOR THE GSM
NETWORK CORE EXPANSION

CLAUSE 1 - DEFINITIONS	4
CLAUSE 2 – SUBJECT- MATTER	4
CLAUSE 3 – PROJECT AND LOCAL CONDITIONS	5
CLAUSE 4 – GOVERNING LAW	5
CLAUSE 5 – RELATED DOCUMENTS	6
CLAUSE 6 - PRICE	6
CLAUSE 7 – PAYMENT TERMS	9
CLAUSE 8 – TAXES AND SOCIAL SECURITY CONTRIBUTIONS	12
CLAUSE 9 - DEADLINE	13
CLAUSE 10 –CONTRACTORS’ OBLIGATIONS	14
CLAUSE 11 – PRINCIPAL’S OBLIGATIONS	17
CLAUSE 12 – INSPECTION OF PERFORMANCE OF THE AGREEMENT	18
CLAUSE 13 – PERFORMANCE TESTS AND ACCEPTANCE OF THE SERVICES	18
CLAUSE 14- PENALTIES	19
CLAUSE 15 - RESPONSIBILITIES	21
CLAUSE 16 – ACTS OF GOD AND FORCE MAJEURE	22
CLAUSE 17 - WARRANTY	23
CLAUSE 18 – SOFTWARE LICENSES AND INTELLECTUAL PROPERTY RIGHTS	25
CLAUSE 19 - CONFIDENTIALITY	29
CLAUSE 20 – TITLE AND RISK OF LOSS	30
CLAUSE 21 - INSURANCE	31
CLAUSE 22 –CONTRACTUAL OBLIGATIONS PERFORMANCE GUARANTEE	31
CLAUSE 23 – EQUIPMENT AND SOFTWARE	31
CLAUSE 24 – PLANS, PROJECTS AND TECHNICAL SPECIFICATIONS	34
CLAUSE 25 – REPRESENTATIONS BY THE PARTIES	34
CLAUSE 26 – WAIVER OF RIGHTS	34
CLAUSE 27 – ASSIGNMENT AND SUBCONTRACTING	34
CLAUSE 28 - NOTICES	36
CLAUSE 29 - TERMINATION	36
CLAUSE 30 – COURT JURISDICTION AND GOVERNING LAW	37

AGREEMENT FOR SUPPLY AND RENDERING OF SERVICES

By this private agreement, on the one hand:

AMAZÔNIA CELULAR S.A., enrolled with the corporate taxpayers register (CNPJ/MF) under number 02.361.554/0002-14, headquartered at Travessa Rui Barbosa, n° 931, Nazaré, in the city of Belém – PA, Brazil, represented herein by its undersigned attorneys-in-fact, hereinafter referred to simply as PRINCIPAL; and, on the other hand,

ERICSSON TELECOMUNICAÇÕES S.A., enrolled with the corporate taxpayers register (CNPJ/MF) under number 33.067.745/0001-27, headquartered at Rua Maria Prestes Maia, 300, Vila Guilherme, São Paulo, SP, Brazil, individually referred to as EDB, and ERICSSON SERVIÇOS DE TELECOMUNICAÇÕES LTDA., enrolled with the corporate taxpayers register (CNPJ/MF) under number 03.619.317/0001-07, headquartered at Rua Maria Prestes Maia, 300, 3° andar, Vila Guilherme, São Paulo, SP, Brazil, individually referred to as EBS, represented herein by its undersigned legal representatives, hereinafter collectively referred to as CONTRACTORS, which jointly with PRINCIPAL are referred to as “Parties”

WHEREAS

- on July 01, 2004, the Parties entered into an Agreement with TELEMIG CELULAR S/A, a company belonging to the same economic group of PRINCIPAL, for the supply and implementation by CONTRACTORS of all new equipment, software, services and materials making up GSM Network CORE (“CORE AGREEMENT”);

- on March 03, 2005, the Parties entered into an Agreement with TELEMIG CELULAR S/A for the supply and implementation of the GSM Network CORE capacity expansion (“FIRST EXPANSION AGREEMENT”);

- PRINCIPAL once again needs to expand its GSM Network CORE capacity, for which reason it requested a proposal for such expansion, through a “Request for Proposal” – CORE RFP (Attachment I);

- on September 15, 2006, CONTRACTORS submitted a Proposal for expanding CORE capacity– G6043 revision L (“PROPOSAL”) (Attachment II), which contains a List of Unit Prices (“LUP”) for equipment, materials, software and services to be acquired for PRINCIPAL’s GSM Network CORE expansion;

- on May 19, 2006, TELEMIG CELULAR S/A contracted the expansion of the GSM Network CORE, with the CORE expansion being essential for PRINCIPAL to render mobile telephone service in GSM technology.

The Parties hereby agree to enter into this Supply and Rendering of Services Agreement (“AGREEMENT”), which shall be governed by the applicable regulations and by the following clauses and conditions:

CLAUSE 1 - DEFINITIONS

1.1 The definitions used in this AGREEMENT are those included in the RFP (Attachment I), in the applicable laws (as defined in clause four) and those identified in Attachment IV (“DEFINITIONS”). In the case of any disagreement as to the meaning of the definitions herein, the definitions provided for in the governing laws shall prevail.

CLAUSE 2 – SUBJECT- MATTER

2.1 The subject-matter of this AGREEMENT is the supply and implementation, by CONTRACTORS to PRINCIPAL, of new equipment, software, services and materials for expanding the GSM Network CORE capacity, including the expansion of the HLRMNS, MSSBLM and MGWs of BVA/MPA/BLM, as specified in the RFP (Attachment I) and in the PROPOSAL (Attachment II), and change of the encrypting algorithm from A5/2 to A5/1.

2.1.1 The expansion of the GSM Network CORE capacity shall be carried out as follows:

a) PRINCIPAL shall provide CONTRACTORS with the defined technical parameters for preparation of the IPI’s related to the CORE Expansion (“Basic Assumptions”);

b) Being aware of the Basic Assumptions, CONTRACTORS shall send PRINCIPAL, an Interim Project of Implementation (“IPI”), which shall contain the details of equipment, materials, software and services necessary to comply with the Basic Assumptions provided by PRINCIPAL, in accordance with the items set forth for in the LUP attached to the PROPOSAL (Attachment II);

c) In the event PRINCIPAL agrees to the IPI, it shall send a notice, by electronic mail, approving the IPI (“IPI Approval”). The IPI Approval shall be sent from PRINCIPAL’s Project Manager to CONTRACTORS’ Project Manager, as provided for in item 28.2..

d) As from the Approval of the IPI, the conditions set forth in each IPI shall become effective, in addition to the conditions provided for herein.

e) The IPI Approvals shall be attached hereto for all legal purposes.

2.2. CONTRACTORS hereby irrevocably and irreversibly undertake joint and several liability for the timely and faithful compliance with all the obligations indistinctly ascribed to CONTRACTORS hereunder.

2.3.    Notwithstanding the provisions in item 2.2, it is hereby agreed between the parties that the supply of Products and Services, subject matter of this Agreement, will be made by CONTRACTORS as follows: i) EDB will supply Hardware; ii) EBS will supply software, documentation, training and related services.

CLAUSE 3 – PROJECT AND LOCAL CONDITIONS

3.1     The preparation of the Interim Project of Implementation (“IPI”) shall be CONTRACTORS’ full and exclusive responsibility. CONTRACTORS assure that said Project will meet the Basic Assumptions provided by PRINCIPAL. The corresponding price of this Project is included in the subject matter of this Agreement and shall represent no additional cost to PRINCIPAL.

3.2     Pursuant to the provisions in item 3.1, CONTRACTORS shall not be entitled to any complaint, indemnification, claim for additional payment, or claim regarding the characterization of extraordinary service, including for the purpose of justifying delays or extensions of the deadlines agreed upon in the agreement, due to alleged project errors or due to difficulties or disruptions of any nature related to the existing conditions at the installation site, except for the availability of infrastructure and transmission, under PRINCIPAL’s responsibility.

CLAUSE 4 – GOVERNING LAW

4.1 In the performance and interpretation of this AGREEMENT, all the regulations that govern the Personal Mobile Service, whether they be laws, decrees, administrative acts, instructions, or resolutions, among others, shall be taken into account, complied with and applied by CONTRACTORS, regardless of whether or not any express reference is made to them herein and/or in the documents attached to this AGREEMENT.

4.2 Without prejudice to compliance with and fulfillment of the other rules issued by the National Telecommunications Agency – ANATEL (Agência Nacional de Telecomunicações), any and all units of certified products that may come to be supplied by CONTRACTORS to PRINCIPAL shall carry an identification plate in a visible place, showing the manufacturer’s name and the identification of the respective certificate. When the product is imported, the plate shall also contain the name and address of the domestic supplier. All certified products that use radioelectric frequency, in addition to the above requirement, shall bear the following message: “This product can only be put into operation after the relevant operating license issued by the appropriate technical body of the Ministry of Communications has been obtained.”

CLAUSE 5 – RELATED DOCUMENTS

5.1 For all legal purposes and effects, this AGREEMENT comprises the documents listed below, as if they were transcribed herein. These documents shall hereinafter be referred to as Related Documents.

Attachment I	RFP
Attachment II	PROPOSAL (including LUP)
Attachment III	IMPLEMENTATION SCHEDULE
Attachment IV	DEFINITIONS

5.2 Should there be any discrepancy between this AGREEMENT and the Related Documents, the following order shall prevail:

(a) AGREEMENT
(b) RFP (Attachment I)
(c) PROPOSAL (including LUP) (Attachment II)
(d) IMPLEMENTATION SCHEDULE (Attachment III)
(e) DEFINITIONS (Attachment IV)

CLAUSE 6 - PRICE

6.1 The value of this AGREEMENT, for the supply and implementation of the CORE Expansion, is eight hundred twenty-four thousand sixty-three Reais and seventeen cents (R$824,063.17).

6.1.1 The parties since now agree that the value provided for in item 6.1 above may vary downwards or upwards, with due regard to the percentage of five per cent (5%), having in consideration the IPI Approvals which shall be issued by PRINCIPAL.

6.1.2 The sole possible price variation is that described in item 6.1 above, with due regard to the five per cent (5%) percentage stipulated in the referred item.

6.2     The price provided for in item 6.1 and stated in the PROPOSAL (Attachment II) includes, in addition to CONTRACTORS’ profit, all direct costs (materials, labor, management, payroll charges, labor charges and taxes, among others) and indirect costs (charges, insurance, taxes, customs duties and expenses, operational transport expenses, the transport of materials, products and people and their respective insurance, packaging, lodging, airfares, bus fares, local travel, food, equipment, tools, and consumable goods, among others) incurred or to be incurred by CONTRACTORS in order to supply and implement the CORE expansion, it not being admissible, under any circumstances and regardless of the reason, that any additional amounts be charged by CONTRACTORS.

6.2.1 The PARTIES acknowledge that the direct or indirect costs related to this Agreement may undergo some fluctuation after this AGREEMENT has been accepted by CONTRACTORS and while it is being performed, due to foreseeable events such as the need to replace materials , the use of alternative means of production or project adjustments, with CONTRACTORS undertaking the risk for these fluctuations and the obligation to bear any additional costs resulting from them, with due regard to the provisions in item 8.6. In order to avoid any doubt as for the foreseeable nature of certain events, the following are hereby classified as foreseeable, in addition to the aforementioned events:

(i) labor strikes of CONTRACTORS’ or their subcontractors’ personnel;

(ii) acts of God and meteorological phenomena typical of the time or place where the services are being rendered, such as landslides, storms, and flooding, among others; except when such acts cause electric discharge that harm equipment due to improper installation of PRINCIPAL’ networks.

(iii) delays in the imports of equipment and customs clearance.

6.3 In case of new agreements related to the scope defined in the RFP (Attachment I), the parties shall adopt the prices provided for in the LUP contained in the PROPOSAL (Attachment II), as well as the same business conditions agreed to herein. CONTRACTORS ensure that, for a period of four (4) years counted as from the execution of this AGREEMENT, the prices listed in the LUP shall be remain as the maximum prices to be charged to PRINCIPAL, with due regard to the provisions in items 6.5 and 6.6 below. In the event of discrepancy between prices provided for in the LUP attached to the CORE AGREEMENT, in the LUP attached to the FIRST EXPANSION AGREEMENT, and the prices referring to the same items supplied in the LUP attached to the PROPOSAL (Attachment II), the lowest prices shall prevail, except for the prices related to services, which shall be always negotiated in good faith by the Parties.

6.3.1 Should CONTRACTORS refuse to maintain the maximum agreed upon amounts, PRINCIPAL shall be entitled to collect in court from the CONTRACTORS the amounts overpaid, in which case this AGREEMENT, as well as the respective invoice, shall constitute an extrajudicial execution instrument.

6.4 The base date for the unit prices shown on the LUP included in the PROPOSAL (ATTACHMENT II) is 09/19/2006. The base date for the unit prices provided for in previous agreements is that as informed in such agreements.

6.5 The price for the equipment, materials, and software to be imported, as provided for in the PROPOSAL (Attachment II) and the price, in reais, related to the portion equal to sixty per cent (60%) of the domestic materials and equipment that have imported inputs (HWL/I), shall be adjusted only when the variation between the U.S. dollar exchange rate and the rate of the day prior to the billing, published in the SISBACEN PTAX 800 Option 5, is higher than five per cent (5%). For the purposes of ascertaining such variation, the U.S. dollar exchange rate indicated in each IPI shall be taken into account.

6.6. The price for the materials, equipment (HWL) and domestic services (SERVL) and the portion equivalent to forty per cent (40%) of materials and equipment with imported inputs (HWL/I), expressed in the LUP in domestic currency (R$) above, shall be adjusted at periods of one year, effective for the subsequent period of one year, by applying the following formula:

I = 0.90 X (I1- I0) / I0

Where:

I= Adjustment index sought

I0= Initial index concerning the cost index corresponding to the base date, 09/19/2006, for the items of the LUP included in the PROPOSAL (ATTACHMENT II). For the items of the LUPs provided for in previous agreements, the base date shall be that as informed in the respective agreements.

I1= Same index concerning the month preceding that established as adjustment month, i.e., the 12th, 24th, and 36th month after the execution month of this AGREEMENT and thus successively.

(i) The adjustment established in this item shall not apply except to billings after the twelfth (12th) month following the month of execution of this AGREEMENT.

(ii) The index to be adopted shall be the Economic Index / IGP- DI (General Price Index - Internal Availability, column 2, published by the Conjuntura Econômica magazine of Fundação Getúlio Vargas or, pending such index, any similar index that may come to replace it.

(iii) The index calculated by the adjustment formula shall be rounded up to the third decimal place, the other ones being disregarded.

(iv) Should the law come to allow a reduction in the frequency of adjustment, the PARTIES may negotiate a new adjustment period, to be considered for the purposes of this AGREEMENT.

6.7 The equipment, materials, software and services, including those related to Projects and software support and repair of boards, shall be invoiced by Network Element.

CLAUSE 7 – PAYMENT TERMS

7.1 Payments shall be made after the occurrence of the following events, according to the Schedule outlined below and subsequent items:

a) For events of supply of equipment, materials, software and installation services:

Event	Physical Event of each Stage	Value
1	Delivery of all of the equipment, materials and software and beginning, on the Site, of installation services of the respective Network Element, as per definition included in Attachment III.	Seventy per cent (70%) of the value of the Invoices of the respective Element.
2	Issuance of the Statement of Initial Acceptance of the respective Network Element or its Commercial Activation, whichever occurs firstly.	Twenty per cent (20%) of the value of the Invoices of the respective Element.
3	Issuance of the Statement of Final Acceptance of respective Element.	Ten per cent (10%) of the value of the Invoices of the respective Element.

b) For events of supply of equipment, materials and software without installation services related to a certain Network Element:

Event	Physical Event of each Stage	Value
1	Delivery of the equipment, materials and software of the respective Network Element, as per definition included in Attachment III.	One hundred per cent (100%) of the value of the Invoices of the respective Element.

7.1.1 The payments for additional licenses, as established in item 23.8, shall be made within thirty (30) days from the issuance of the Invoice.

7.2 The payments shall be made in accordance with the payment schedule above, either on the thirtieth (30th) day following the occurrence of the corresponding physical event or on the twenty-fifth (25th) day following the receipt of the Invoice at PRINCIPAL’s headquarters, with the date occurring lastly to prevail as the date for payment, with due regard to the provisions in Clause 9.

7.2.1 Notwithstanding the provisions in the following items and with due regard to the provisions in item 7.4 below, PRINCIPAL is entitled to pay all the Invoices falling due until 03/31/2007 on 04/01/2007, without any additional charges whatsoever to PRINCIPAL, to which CONTRACTORS have since now agreed

7.3 The payments shall be subject to discharging all obligations undertaken and/or arising out of this AGREEMENT, with PRINCIPAL being required to deposit the amount owed directly into the bank accounts indicated by CONTRACTORS, and the respective deposit slips being valid as payment receipts.

7.4. Payments shall be made on Mondays, Wednesdays or Fridays, provided that they are business days. Payments falling due on other days of the week shall be paid on the immediately subsequent Monday, Wednesday or Friday, provided that they are business days, as appropriate, at no extra cost to PRINCIPAL.

7.5 CONTRACTORS shall, when issuing receipts or invoices, ensure that these documents are correctly filled in. Such documents shall mandatorily include the number of the AGREEMENT, the identification of the installment to be paid, the rates of applicable taxes and their respective amounts, a detailed list of the materials and equipment supplied and the registration code(s) for the equipment with the BNDES/FINAME, as applicable.

7.6 PRINCIPAL, should there be any credits to its benefit hereunder, resulting from fines or damages caused by CONTRACTORS, shall be entitled to deduct these amounts from the payments owed to CONTRACTORS, at the time of the issuance of the Statement of Initial Acceptance and/or of the Statement of Final Acceptance, as appropriate, upon prior notice in writing to CONTRACTORS.

7.7 CONTRACTORS reserve themselves the right to suspend activities resulting from this AGREEMENT thirty (30) days after PRINCIPAL received an extrajudicial or judicial notice from CONTRACTORS, in the case of unjustified payment delay(s) in excess of thirty (30) days. This possibility does not apply neither to the cases mentioned in item 7.6 above, nor to those cases described in this AGREEMENT where payment default by PRINCIPAL is expressly authorized and justified.

7.8 As regards overdue and unpaid amounts, without any contractual and/or legal provision existing that justifies the default, CONTRACTORS shall have the right to charge a fine of one per cent (1%) of the overdue amount, plus interest on arrears, from PRINCIPAL, at the rate of one per cent (1%) per month, added by monetary indexation based on the IGP-DI index, up to the date on which payment actually occurs, except in those cases stipulated herein that expressly eliminate the occurrence of monetary indexation.

7.9 CONTRACTORS may neither assign nor pledge to third parties the amounts to which they are entitled under this AGREEMENT without prior authorization to do so from the PRINCIPAL.

CLAUSE 8 – TAXES AND SOCIAL SECURITY CONTRIBUTIONS

8.1 As for the National Social Security Institute – INSS, the Parties shall comply with Law 9,711/98 and Regulatory Instruction 03/05, as further amended. It is mandatory to show in all Bills of Sale, Invoices and Receipts for services rendered under the responsibility of the CONTRACTORS. The CEI number shall be provided by PRINCIPAL to CONTRACTORS, within no later than two (2) business days after the filing of the application for said registration.

8.2 The amounts of Taxes must be shown in each Invoice submitted, together with an indication of the tax rate applied or inclusion of the exemption text, as determined by current laws. The amounts concerning supplies of materials and/or own or third-party equipment, essential for CONTRACTORS to perform their services shall be indicated in each Invoice submitted, under penalty of taxes due being withheld for the full amount of the tax document.

8.3 PRINCIPAL is responsible for opening and canceling the registration with the CEI, as applicable, pursuant to the applicable laws. However, CONTRACTORS shall be responsible for preparing, organizing and submitting to PRINCIPAL all the documentation required by the INSS for clearance of work sites, including subcontractors’.

8.3.1 The documents to be presented shall either be the original or certified copies thereof, collected and organized in the form of a DATA BOOK, by CEI registration number (DATA BOOK CEI), to be submitted within fifteen (15) days, at most, of the completion of the work at a given site.

8.3.2 Should CONTRACTORS fail to submit the aforementioned documentation within the required deadline, PRINCIPAL shall be since now authorized, upon notice, to withhold one hundred per cent (100%) of the value of the service of the corresponding IPI, for the subsequent payment due according to the agreement, which percentage shall not be released by PRINCIPAL unless upon regular submission of the requested documents.

8.3.3 Should CONTRACTORS use the same insured parties to provide services to several principals, alternately, during the same time period, they shall be exempt, pursuant to article 171 and the sole paragraph of INSS Regulatory Instruction no. 100/03, from preparing separate Payroll and Payment Forms for the Severance Indemnity Fund for Employees and Information for Social Security (GFIP – Guia de Recolhimento do Fundo de Garantia por Tempo de Serviço e Informações à Previdência Social), provided that this situation is duly evidenced, with CONTRACTORS being solely responsible for said information.

8.3.4 Should application of the provisions in item 8.3.4 above come to be questioned by INSS inspectors, making it impossible for PRINCIPAL to cancel the CEI registration, CONTRACTORS shall be entirely responsible for any costs or damages arising out of this situation, including the payment of possible fines that said inspection might levy on  PRINCIPAL.

8.4 As for the Tax on Services of Any Nature (ISSQN – Imposto Sobre Serviços de Qualquer Natureza), PRINCIPAL shall comply with the laws of the locations where the services are actually rendered. CONTRACTORS shall be required to inform in all Invoices issued by them the actual location where the services were rendered, under penalty of non-payment and return of such invoices, undertaking responsibility for such information and, consequently, for eventual tax infraction notices which may be imposed against PRINCIPAL by other Local Authority than that indicated in the Invoices, demanding payment of the ISSQN. In relation to the services provided for in this AGREEMENT, the site where the services are rendered is deemed to be each Site.

8.5 PRINCIPAL, when acting as the withholding party, shall pay the taxes levied under the applicable laws, being since now authorized to deduct such amounts from eventual amounts owed to CONTRACTORS hereunder, undertaking itself to send to CONTRACTORS the receipts for the corresponding withholding.

8.6 After a three-(3) month period as from the execution of this AGREEMENT, the Parties agree to review the prices listed in the LUP contained in the PROPOSAL (Attachment II), should any taxes, charges and tax contributions be created, changed or eliminated, provided that this is shown to affect the prices agreed to herein and set out in the LUP, as from the date the legal provisions which introducing these changes become effective.

8.7 Notwithstanding the payment terms agreed to in a specific clause, every tax document concerning services rendered by CONTRACTORS shall be issued and delivered to PRINCIPAL’s facilities by the twentieth (20th) day of the month in which the respective invoice or receipt is issued, so as to allow PRINCIPAL to pay the appropriate taxes on the maturity dates provided by law.

CLAUSE 9 - DEADLINE

9.1 This present AGREEMENT shall become effective as from its execution date, and shall expire by operation of law on 12/31/2006, or on the date CONTRACTORS shall have fulfilled all their obligations stemming or arising herefrom, with due regard to the survival of clauses expressly provided for herein.

9.2 The Parties agree that the maximum term for supply and implementation of expansion of each Network Element of the CORE expansion is that provided for in the Implementation Schedule (Attachment III).

9.3 The deadlines stipulated in the Implementation Schedule (Attachment III) may not be extended unless by an Amendment Agreement and in the following cases:

a) temporary suspension of the services by PRINCIPAL’s order, in writing, for reasons that cannot be ascribed to CONTRACTORS, pursuant to Clause 12. In this case, PRINCIPAL shall refund

CONTRACTORS for the direct costs incurred by the latter as a result of and for the time period during which the suspension remains in effect. PRINCIPAL shall not be responsible for paying CONTRACTORS for loss of profits by force of suspension.

b) acts of God or force majeure, duly evidenced by CONTRACTORS, pursuant to the provisions of Clause 16. In this case, each PARTY shall bear the cost of its own losses for the period during which the extension remains in effect.

c) non-availability due to failure imputable only to PRINCIPAL to provide a suitable environment for implementation of the CORE required for the performance of the subject-matter hereof, as per item 11.1 (b). In this case, PRINCIPAL shall refund CONTRACTORS for the direct costs incurred by the latter as a result of failure to make the proper environment available, and for as long as this situation remains. PRINCIPAL shall not be responsible for paying CONTRACTORS for loss of profits as a result of the extension.

9.4 The potential extension granted in the cases mentioned in item 9.4 above shall correspond to the number of days of delay actually occurred and shall not be applied except to those services provenly affected by the delay.

9.5 If PRINCIPAL fully or partially rejects any of the services and/or materials, performed and/or used, not in compliance with the requirements, obligations and conditions of this AGREEMENT, this fact shall not justify the delay in the performance of any of the service stages. Similarly, eventual suspensions of services determined by PRINCIPAL’s inspection in case of irregularities being identified, as per Clause 12, shall not be accepted as justification for delay in the Implementation Schedule (Attachment III).

CLAUSE 10 –CONTRACTORS’ OBLIGATIONS

10.1 In addition to the other obligations described herein, CONTRACTORS shall jointly and severally:

(a) Fulfill the Implementation Schedule (Attachment III) as well as other obligations included herein;

(b) Prepare and deliver to PRINCIPAL, by the fifteenth (15th) day of the subsequent month, a DATA BOOK containing a copy of the documents listed below, regarding the performance of services during the previous month, under penalty of suspension of the payments possibly due to CONTRACTORS by PRINCIPAL for those services concerning the respective Site, as defined herein, and application of the fine set out in item 14.1 (ii), should the CONTRACTORS fail to remedy the irregularities in the documentation within thirty (30) days as from receipt of a notice to this effect from the PRINCIPAL. Alternatively, the aforementioned DATA BOOK may be requested by PRINCIPAL, solely at its discretion, whenever the latter deems it to be necessary, within a timeframe that shall be reasonably set forth in a notice to CONTRACTORS on this matter:

(i) Tax Payment Form for the Tax on Services (ISS – Imposto sobre Serviços), paid to the tax authority of the municipality in which the services are rendered, except in the cases in which Local Law transfers to PRINCIPAL the obligation of withholding the Tax on Services and consequently of paying the same;

(ii) Tax Payment Form for Withholding Income Tax, if applicable;

(iii) Payment Form for Social Security Contributions;

(iv) Payment Form for the Contributions to the Severance Indemnity Fund for Employees (FGTS – Fundo de Garantia de Tempo de Serviço);

(v) Proof of delivery of Individual Protection Equipment (EPI – Equipamentos de Proteção Individual), to be supplied to the staff and personnel of its subcontractors;

(vii) List of the people who worked in the month to which the report applies, under the responsibility of CONTRACTORS and of its subcontractors;

(viii) Employee Registration Card (FRE – Ficha de Registro de Empregados), admittance and periodical examination of the employees hired by CONTRACTORS and by its subcontractors during and for the execution of the services that are the subject-matter of this AGREEMENT;

(ix) Employee Contract Termination and dismissal examination; and

(x) Monthly report showing the number of employees of CONTRACTORS and its subcontractors by number of hours worked, number of accidents with and without leave of absence, with a copy of the Occupational Accident Communication (CAT – Comunicação de Acidente do Trabalho) and proof of payment of the Occupational Accident Insurance (SAT – Seguro de Acidente do Trabalho).

(c) Only subcontract the services covered by this AGREEMENT upon PRINCIPAL’s previous approval, pursuant to Clause 27. In this case, the aforementioned documents (DATA BOOK) should be supplied by the subcontracted company, with CONTRACTORS continuing to be the sole parties responsible for supplying to PRINCIPAL all elements covered by this AGREEMENT;

(d) Ensure that all its employees and the employees of the subcontractors are duly registered, in accordance with the laws currently in effect, undertaking, furthermore, to keep all legal obligations pertaining to the activities carried out by their employees up to date, including those of a labor nature and related to social security;

(f) Ensure that appropriate security measures are taken to avoid accidents and that all the work carried out is performed in accordance with the appropriate occupational safety and health laws, regardless of whether the work is being carried out by CONTRACTORS themselves or their  subcontractors;

(f) Replace their employees, at any time, should PRINCIPAL so request, provided there is evidence of inadequate employee performance, with CONTRACTORS being held responsible, furthermore, for all costs resulting from the substitution;

(g) Adequately protect PRINCIPAL’s and third parties’ assets, ensuring the conservation and maintenance of their facilities, equipment and materials. During the process of supplying and installing the equipment hereby agreed to, CONTRACTORS and its employees or third parties under their responsibility shall also comply with the standards that concern the use and maintenance of PRINCIPAL’ facilities, under penalty of bearing the costs of damages possibly caused;

(h) To maintain in Brazil, throughout the effective term of this AGREEMENT, a workshop for the replacement of circuit boards and components, so as to ensure that all the parts sent for repairs by PRINCIPAL be returned by CONTRACTORS within sixty (60) days at most, for locally manufactured equipment, and within ninety (90) days for imported equipment;

(i) Supply CORE capacity expansion, in compliance with the rules enacted by the Ministry of Communications, by ANATEL and by other public administration offices, including, without limitation, those rules that concern the Personal Mobile System (SMP – Sistema Móvel Pessoal), as related to materials, software, services and equipment, until the commercial activation of each Network Element or the issue of the respective Statement of Initial Acceptance, whichever firstly occurs;

(k) Inform PRINCIPAL, on a weekly basis, of the progress of the services under contract, in accordance with the Implementation Schedule, showing how events are progressing, an analysis of possible deviations from the schedule and actions taken to recover deadlines, including with regard to services carried out by subcontractors, as the case may be;

(l) Provide, at any time, the information requested by PRINCIPAL on the process of supplying the subject-matter of this AGREEMENT and on the Implementation Schedules, containing the details necessary for keeping track of timing well and reliably;

(m) Provide PRINCIPAL with a copy of the insurance policies taken out in CONTRACTORS’ name, pursuant to Clause 21, as well as the proof of payment of their respective premiums;

(n) Appoint a Project Manager to interact with the Project Manager appointed by PRINCIPAL, fully managing CONTRACTORS’ and subcontractors’ obligations. The Project Manager shall: a) have full knowledge of the entire context of the Projects; and b) have the authority to make day-to-day decisions concerning the Project and the respective staff;

(o) Fulfill, abide by, respect, comply and ensure compliance with all laws currently in force concerning the protection and conservation of the environment, as well as PRINCIPAL’s internal recommendations, procedures, standards and policies;

(p) Ensure safe warehousing and storage, as well as prompt removal and/or disposal of any waste eventually generated, whether or not within the scope of this AGREEMENT, with a view to full compliance with the environmental protection laws currently in force;

(q) Hold PRINCIPAL harmless from any judicial and/or administrative claims to which CONTRACTORS may give rise, by itself or its employees, which, in any way, result from the legal relation between the principal and contractors, bearing full responsibility and burden resulting therefrom and undertaking, moreover, to formally request, vis à vis the appropriate authorities, that PRINCIPAL be exempted from liability for the claim or replaced in connection with it. Should a claim be filed against PRINCIPAL, CONTRACTORS shall undertake to refund all costs that PRINCIPAL may come to incur as a result of such claim, after res judicata, including, with regard to costs, the full amount of the attorney’s fees that PRINCIPAL may come to disburse to defend its interests, as well as the fees for experts and accountants or for any expenses incurred in connection with the investigation, defense, maintenance, protection or enforcement of any of the rights describ ed herein, regardless of when the claims are made, pursuant to the provisions of item 14.3 hereof;

(r) Ensure that the materials and equipment (hardware and software) supplied are in compliance with the internationally interoperation standards.

CLAUSE 11 – PRINCIPAL’s OBLIGATIONS

11.1 In addition to the other obligations described herein, PRINCIPAL shall:

(a) Effect the payments owed to CONTRACTORS, as per Clause 7;

(b) Make available to CONTRACTORS a suitable environment, as for infrastructure and transmission, for the CORE capacity expansion;

(c) Allow access to all the premises owned by PRINCIPAL, twenty-four (24) hours a day, three hundred and sixty-five (365) days a year, by providing CONTRACTORS with a list of personnel who shall have access to the site, together with the respective documentation. The deadlines for the sites owned by third parties shall be previously negotiated with PRINCIPAL;

(d) Appoint a Project Manager, during the process of supplying CORE capacity expansion, to interact with CONTRACTORS’ Project Manager, who shall have: a) full knowledge of the entire context of the Project; and b) full authority to make day-to-day decisions concerning the Project and the respective personnel;

(e) Inform CONTRACTORS, in writing, of the reasons that motivated possible rejection of equipment and/or services delivered.

(f) Provide CONTRACTORS with the technical information necessary to prepare the Projects aiming at the interface with other PRINCIPAL’s Systems, as long as such information is reasonably requested;

CLAUSE 12 – INSPECTION OF PERFORMANCE OF THE AGREEMENT

12.1 PRINCIPAL and its employees, agents or representatives shall always have the right to inspect the performance by CONTRACTORS under this AGREEMENT, without this in no way excluding or reducing CONTRACTORS’ sole and full responsibility for the services rendered and the materials/equipment supplied.

12.2 Solely and exclusively if CONTRACTORS, upon implementing the CORE capacity expansion, do not comply with the terms of this AGREEMENT, the laws and/or the applicable regulations and in case CONTRACTORS fail to remedy the irregularities found within the timeframe determined by PRINCIPAL, thereby jeopardizing fulfillment of the Implementation Schedule (Attachment III), PRINCIPAL may terminate this AGREEMENT, pursuant to Clause 29, in which case CONTRACTORS shall have no right to any indemnification, being entitled merely to receive payment for equipment delivered and services rendered up to the date on which termination is announced, as long as same have been accepted or commercially activated by CONTRACTORS, as provided for in item 7.1 hereof, without prejudice of application by PRINCIPAL of the penalty set forth in item 14.1 (i).

CLAUSE 13 – PERFORMANCE TESTS AND ACCEPTANCE OF THE SERVICES

13.1 While the AGREEMENT is being performed, PRINCIPAL may choose between monitoring the field acceptance tests or working with test reports, issued by CONTRACTORS.

13.2 Once all supply and services have been concluded and the CORE capacity expansion for each Network Element has been implemented and activated, CONTRACTORS shall notify the fact to PRINCIPAL, in writing, and within no later than three (3) business days as from the receipt of such notice PRINCIPAL shall authorize the beginning of performance tests in each Network Element. The tests shall be carried out by CONTRACTORS and shall be designed to ensure that any equipment, systems or individual subsystems shall be in compliance with all specifications provided for in the RFP (Attachment I).

13.3 Once it has been notified, PRINCIPAL will check whether the services are in order and performed in accordance with the stipulations of this AGREEMENT. In the event no irregularity is found, PRINCIPAL shall issue, within up to five (5) business days, the Statement of Initial Acceptance for each Network Element. Otherwise, PRINCIPAL shall prepare a List of Pending

Matters, and CONTRACTORS shall be notified, in writing, within five (5) business days, in order to correct the imperfections listed, undertaking to immediately start the repairs and/or supplement required.

13.4 The Statement of Final Acceptance shall be issued by the PRINCIPAL after a term of thirty-(30) days from the issuance of the Statement of Initial Acceptance, provided that all defects and/or irregularities have been remedied within such term. The referred Statement will always be issued after a period of ten-(10) calendar days has elapsed after the latest irregularity has been remedied.

CLAUSE 14- PENALTIES

14.1 Should CONTRACTORS violate any of the provisions hereof, or the legal and regulatory provisions which govern this AGREEMENT, PRINCIPAL may, at its discretion, apply the following penalties, without prejudice to responsibility for damages and losses, as applicable:

(i) a non-compensatory fine for delay in performance by CONTRACTORS of the events listed in the Implementation Schedule (Attachment III), for supply and implementation of each Network Element, calculated pursuant to the following formula and limited to the sum of all IPI Approvals related to each overdue Network Element:

M =( 0.0033 x A) x P

Where:

M = fine value

A = delay in number of days in the fulfillment of the events listed in the Implementation Schedule

P = sum of all IPI Approvals referring to the overdue Network Element

(ii) a non-compensatory fine of one per cent (1%) of the amount of all IPI Approvals referring to the Network Element in which the default in the obligation occurred, except for default due to delay in the events described in the Implementation Schedule, in which case the fine shall be as established in item (i) above. For the purposed of applying the fine described in this item (ii), PRINCIPAL shall notify CONTRACTORS for them, within five (5) calendar days, to start the procedures for remedying the default or, within the same timeframe, submit their formal defense. Should defense be presented, PRINCIPAL shall analyze whether the justifications presented discharge CONTRACTORS from responsibility. If the defense is rejected, PRINCIPAL shall send to CONTRACTORS the reasons for which it rejected their defense. As from receipt of the notice of rejection of the defense, CONTRACTORS shall have twenty-four (24) hours to start remedying their default and to complete the services within the timeframe determined by PRINCIPAL, based on principles of good faith and reasonableness. Should CONTRACTORS fail to take appropriate actions and to complete the services by the required deadline, the fine shall apply.

14.2 Should ANATEL impose a fine upon PRINCIPAL for noncompliance with the terms of the authorization or the regulations governing the Personal Mobile Service (SMP – Serviço Pessoal Móvel) and this situation results solely from CONTRACTORS’ failure to properly and timely perform their obligations hereunder, CONTRACTORS shall indemnify PRINCIPAL for the amount levied by ANATEL, in accordance with the procedure described in item 14.3 below, without prejudice to other damages and losses that may come to be incurred by PRINCIPAL, subject to the limitations provided for in item 15.1.

14.3 Should PRINCIPAL come to be summoned, notified or charged as a result of CONTRACTORS or their subcontractors having failed to comply with any of their tax, social security, environmental or labor obligations, or with obligations of any other nature, or by reason of default, by PRINCIPAL, in the above mentioned obligations due to CONTRACTORS’ responsibility, CONTRACTORS are undertaken to refund the amount paid, added by interest, fines and other applicable charges, including attorney’s fees, to be reimbursed within no later than seven (7) days as from the date a written notice is sent from PRINCIPAL to CONTRACTORS, through deposit to bank account 762.200-7 held by PRINCIPAL with Banco do Brasil, branch number 3308-1. Said reimbursement shall be due after final administrative decision. CONTRACTORS shall be notified, in writing, of the summons, notification or charge within no later than three (3) days from receipt thereof, for them to be able to help PRINCIPAL in the preparation of the defense to be submitted to the authority having issued the summons, notification or charge, and further providing any documents and attempting to clarify or prove the discharge of a given obligation.

14.3.1. If any delay occurs in connection with the payments mentioned herein, CONTRACTORS shall be liable as from the eighth (8th) day of delay to daily fine of one half of one percent (0.5%) on the overdue amount, regardless of any warning, notice, or judicial or extrajudicial proceedings.

14.3.1.1. Any payment delay referred to herein, in excess of the period of twenty (20) days counted from the date of the notice established in item 15.3, shall imply, regardless of any other warning, notice, or judicial or extrajudicial proceedings, a fine of ten per cent (10%) on the total amount in arrears.

14.3.1.2. Furthermore, in cases in which the delay of payment referred to herein is of more than thirty (30) days from the date of the notice, as determined in item 14.3, CONTRACTORS expressly authorize PRINCIPAL to adopt one of the following possible behaviors, at its sole discretion:

a) to withhold any payments eventually owed to CONTRACTORS, based on this or on other agreements, even though entered into prior or after these presents, until

CONTRACTORS have fulfilled the respective obligation; or

b) to collect in court the amounts hereby undertaken by CONTRACTORS, with this AGREEMENT being deemed as an extrajudicial execution instrument, under the terms of article 585 of the Code of Civil Procedure.

CLAUSE 15 - RESPONSIBILITIES

15.1 CONTRACTORS shall indemnify and hold PRINCIPAL and its directors, officers, agents and employees harmless from all complaints, requirements, legal proceedings, damages, costs, expenses, losses or liabilities resulting from or related to this AGREEMENT, to the extent that these damages have been caused by acts or omissions resulting from either negligent or willful misconduct of any of the CONTRACTORS or their agents, contractors, subcontractors, officers or employees, or of any party under CONTRACTORS’ responsibility, subject to a limit of ten per cent (10%) of the total amount of IPI Approvals issued until the date of damage.

15.2 CONTRACTORS shall indemnify and hold PRINCIPAL and its directors, officers, agents and employees harmless from any complaint, requirement, legal proceeding, damage, cost, expense, loss or responsibility resulting from death or personal injury (whether to PRINCIPAL’s or third parties’ officers, agents or employees) resulting from or related to this AGREEMENT, to the extent that the aforementioned injuries or death have been caused by acts or omissions resulting from either negligent or willful misconduct of the agents, contractors, subcontractors, officers or employees, or any other party under CONTRACTORS’ responsibility, provided that PRINCIPAL notifies CONTRACTORS, in writing, of all legal proceedings, complaints, damages or claims against PRINCIPAL.

15.3 CONTRACTORS declare that they are the parties solely and exclusively responsible for entirely complying with the environmental protection laws currently in force and that they are responsible, among other things, for all damages caused to the environment and/or for the fines, penalties, infraction notices and other notices imposed or levied due to failure to comply with the governing laws.

15.4 CONTRACTORS shall reimburse PRINCIPAL for all and any expenses the latter may incur in order to promote and/or implement preventive and/or remedial measures concerning possible damages to the environment by CONTRACTORS, as well as for the expenditures and payments that the PRINCIPAL may effect as a result of fines, penalties, infraction notices and other notices imposed or levied by public authorities, without prejudice to payment of losses and damages assessed, pleaded by third parties, as provided for in item 15.3 above.

15.5 CONTRACTORS acknowledge that the execution of the services described herein may adversely interfere with the operation and functioning of PRINCIPAL’s current telecommunication networks. Thus, CONTRACTORS assure PRINCIPAL that no interference shall affect the telecommunication services rendered by PRINCIPAL to third parties, and undertake responsibility for all damages that PRINCIPAL may incur as a result of possible interruptions or losses in the rendering of services, subject to the limit of ten per cent (10%) of the total amount of IPI Approvals issued until the date of the damage.

15.6 PRINCIPAL’s responsibility for the losses and damages that it may cause to CONTRACTORS and/or their subcontractors shall be limited to ten per cent (10%) of the total amount of the IPI Approvals issued until the date of the damage.

CLAUSE 16 – ACTS OF GOD AND FORCE MAJEURE

16.1 All events that take place during the course of the performance of this AGREEMENT, of an unforeseeable nature and that provenly interfered with the progress of the works, shall be typified as Acts of God or force majeure and shall be cause for exemption from responsibility, such as:

a) wars, military hostilities, acts of terrorism, police actions and others of a similar nature;

b) general or specific industry strikes, with a regional, national or international scope;

c) acts of Nature and other meteorological phenomena of a catastrophic nature, notoriously atypical for the period or the place in question and impossible of being foreseen by CONTRACTORS, despite the latter’s experience.

16.2 CONTRACTORS shall notify PRINCIPAL’s Project Manager, informing him(her) whenever an unforeseeable fact has taken place within, at most, seven (7) business days as from the occurrence of the event, attaching evidence that characterizes the unforeseeability of the event. Failure to deliver such a notice within the stipulated time limit shall serve as evidence that the event did not affect the progress of the works and that it cannot be, therefore, typified as an unforeseeable fact for the purposes of exempting CONTRACTORS from responsibility.

16.3 PRINCIPAL shall review the documents submitted by the CONTRACTORS within no later than seven (7) business days and may request supplementary evidence, should it believe that this is required in order to perfectly typify the event.

16.4 Should PRINCIPAL agree that the event was indeed unforeseeable, CONTRACTORS shall be exempted from payment of any penalties to PRINCIPAL, being entitled, furthermore, to an extension of the deadlines, under the provisions of Clause 9. Each party shall undertake and bear its own losses resulting and/or caused by the unforeseeable event.

16.5 Should PRINCIPAL fail to agree that an unforeseeable event took place, it shall be required to send CONTRACTORS a substantiated expert‘s opinion within no later than seven (7) business days that justifies and substantiates its understanding.

16.6 Should CONTRACTORS believe that the unforeseeability of the event has rendered performance of the AGREEMENT excessively expensive, they shall abide by the provisions in article 478 of the New Civil Code and they shall neither be allowed to suspend activities nor to declare the AGREEMENT to be terminated, unless based on a court order authorizing them to do so, with due regard to the limit of responsibility provided for in item 15.1, under penalty of being held responsible for the losses caused to PRINCIPAL, in addition to being subject to the penalties stipulated herein.

CLAUSE 17 - WARRANTY

17.1 CONTRACTORS shall warrant all equipment (hardware and software) as to performance and functionality, as well as against any and all defects, for a period of three (3) months for software, and twelve (12) months for hardware, counted from the Commercial Activation of each Network Element, assuring, furthermore, that the equipment shall be free of material and manpower defects for the aforementioned period and that it shall comply with CONTRACTORS’ specifications.

17.1.1 The prices related to the software support and board repairs (Warranty Extension) are specified in each IPI and PRINCIPAL shall issue IPI Approvals for such items, should they intend to acquire them.

17.2 The warranty period for any equipment or part thereof, when repaired or supplied as a replacement, according to this warranty, shall be equal to six (6) months or to time remaining until the end of the twelve-(12) month period of the aforementioned warranty, whichever is greater.

17.3 If, under regular and appropriate use during the applicable warranty period, a defect or non-conformance is identified in any equipment supplied by CONTRACTORS, they shall take the following actions:

(a) PRINCIPAL, upon identifying the defect or non-conformance, shall remove the equipment and send it to CONTRACTORS, with PRINCIPAL bearing equipment transport costs;

(b) CONTRACTORS shall either repair or replace said equipment, at their sole discretion;

(c) Following repair or replacement, CONTRACTORS shall send the equipment back to PRINCIPAL, bearing the equipment transport costs;

(d) Any defective or non-conforming equipment that is replaced, according to this AGREEMENT, shall become CONTRACTORS’ property;

(e) Should CONTRACTORS choose to repair or replace the equipment at PRINCIPAL’ facilities, CONTRACTORS shall bear the full costs of the said repair or replacement.

(f) The services of removing and reinstalling defective or non-conforming equipment shall be performed by CONTRACTORS, if such services call for specific knowledge not covered in the training program provided by CONTRACTORS.

17.4 CONTRACTORS ensure availability of spare parts or of functionally equivalent parts for the equipment for a period of eight (8) years as from the expiration of the warranty period thereof.

17.5 CONTRACTORS ensure that each piece of equipment supplied to PRINCIPAL under this AGREEMENT shall always meet or exceed the warranted capacities mentioned in the RFP (Attachment I), in the Basic Assumptions and in the PROPOSAL (Attachment II).

17.6 Should CONTRACTORS breach any warranty stipulated in the above item, PRINCIPAL shall notify CONTRACTORS of this fact, whereupon CONTRACTORS shall have thirty (30) days, as from receipt of the notice, to remedy the problem reported by PRINCIPAL or to in any way compensate the loss of the capacity defined in RFP (Attachment I) and in the Basic Assumptions.

17.7 With respect to any equipment that ceases to meet the applicable capacity requirements, as stated in the RFP (Attachment I), in the Basic Assumptions or in the PROPOSAL (Attachment II), CONTRACTORS shall supply additional or improved equipment as well as the services required to cause said non-conforming equipment (considered jointly with said additional equipment) to comply with the applicable stated capacities.

17.8 CONTRACTORS shall supply said additional or improved equipment and services at their own expense. CONTRACTORS shall not issue any invoice to PRINCIPAL and PRINCIPAL shall not be under the obligation of paying any amount, in relation to any excess capacity. Title to and risk of loss of any additional equipment delivered in compliance with the above item shall be transferred to PRINCIPAL after the Final Acceptance.

17.9 CONTRACTORS warrant to PRINCIPAL that, for a period of three (3) months as from the Commercial Activation of each Network Element, each computer application, once delivered, installed and tested by CONTRACTORS, shall be free of defects substantially affecting their use as stated in PRINCIPAL’ specifications.

17.10 As for computer applications provided by a supplier other than CONTRACTORS,

CONTRACTORS hereby assign to PRINCIPAL all the warranties granted to CONTRACTORS by the supplier thereof. Should CONTRACTORS be prevented from assigning said warranties, CONTRACTORS themselves shall provide warranty over the software, pursuant to the item above.

17.11 CONTRACTORS warrant to PRINCIPAL that the Services provided by CONTRACTORS, covered by this AGREEMENT, shall be carefully and professional performed, in compliance with CONTRACTORS’ specifications or with any specifications mutually agreed upon for these Services, using material that is free of defects. If, after the Commercial Activation, it is determined that the Services were not performed as described above, and if PRINCIPAL notifies CONTRACTORS about this within the warranty period of three (3) months, CONTRACTORS, at their discretion, shall either promptly remedy the defects and deficiencies or immediately refund PRINCIPAL for the amounts paid to CONTRACTORS in connection with said Services, pursuant to amounts included in the LUP provided for in the PROPOSAL (Attachment II).

CLAUSE 18 – SOFTWARE LICENSES AND INTELLECTUAL PROPERTY RIGHTS

18.1 By this present instrument, PRINCIPAL is granted a non-exclusive, irrevocable and untransferable fifty-(50) year license for the use of the Software and the Documentation (subject to PRINCIPAL’s payment of the respective amounts), for operation and maintenance by PRINCIPAL itself or by its service providers, of the System or Part of the System, as provided for in this AGREEMENT and in the Attachments hereto. As far as it concerns the Software and the Documentation not supplied directly by CONTRACTORS, the latter declare that they hold the rights required to transfer and/or sublicense to PRINCIPAL all of the respective licenses required for full use of the Software and the Documentation, as described herein.

18.2 Should PRINCIPAL be sued, under the allegation of purported breach or infringement of patents, copyrights or any other intellectual property rights involving the Software and Equipment supplied under contract, PRINCIPAL hereby undertakes to inform CONTRACTORS, in writing, about the existence of a lawsuit within no later than three (3) days as from the service of process. This term shall be counted from and including the first business day after the service of process or notice by PRINCIPAL. PRINCIPAL may implead CONTRACTORS, as provided for in article 70, section III of the Code of Civil Procedure, in which case CONTRACTORS shall be required to accept the impleading and to defend PRINCIPAL, discharging it from any responsibility arising out of the referred use and, furthermore, undertaking to refund PRINCIPAL for any costs, including attorney’s fees, in connection with the legal proceedings, after a final and non-appellable judgment is rendered.

18.2.1 Upon occurrence of the foregoing event, CONTRACTORS shall not be held responsible unless if:

a) The Software and equipment have been correctly used in compliance with the Documentation supplied and for the purposes provided for herein;

b) The infringement or purported infringement has been caused by items supplied by CONTRACTORS hereunder;

c) The infringement or purported infringement does not arise out of any changes in the Software and equipment made by PRINCIPAL, and which were not approved by CONTRACTORS;

d) CONTRACTORS are informed of all circumstances known to PRINCIPAL that may be pertinent and relevant to the lawsuit having been brought and refrain themselves from taking actions which may adversely affect CONTRACTORS in their defense;

e) PRINCIPAL grants CONTRACTORS full authority to prepare the strategy of defense and to compromise with the plaintiff, when this is the case.

18.3 CONTRACTORS shall pay PRINCIPAL any amounts and expenses to which the latter may be awarded by a non-appellable court decision due to any CONTRACTORS’ breach of intellectual property rights and/or usage licenses.

18.4 If use of the Software and/or Equipment by PRINCIPAL is prohibited, CONTRACTORS shall, at their own expense, obtain the right for PRINCIPAL to continue to use the aforementioned Software and/or Equipment, or, alternatively, to replace them or modify them in such a way that they cease to violate Intellectual Property Rights. If none of the alternatives above is technically or commercially feasible, CONTRACTORS shall remove the prohibited Software/Equipment and shall refund PRINCIPAL for the amounts paid to CONTRACTORS in connection with these products, as per the amounts included in the LUP provided for in the PROPOSAL (Attachment II) or, should this fail to apply, for the average market value.

18.5 Any Upgrades shall be supplied by CONTRACTORS to PRINCIPAL as soon as they become available, at prices and under terms to be previously agreed by the Parties. Should the Upgrades be able to rectify or correct Software flaws, they shall be immediately supplied and installed at no charge whatsoever to PRINCIPAL.

18.6 Notwithstanding any provisions to the contrary herein, it is hereby understood that PRINCIPAL shall not be granted any title to or ownership of the Software or the Documentation and that such rights shall remain with CONTRACTORS or their suppliers.

18.7 PRINCIPAL agrees that the Software or Documentation supplied to it hereunder or under any renewals, extensions or expansions of this AGREEMENT shall be treated as being CONTRACTORS’ or their suppliers’ proprietary Software or Documentation or their business secret, and shall be subject to the provisions of Clause 19 hereof.

18.8 In view of the foregoing, PRINCIPAL:

a) shall neither supply nor make available the Software or the Documentation or any parts or aspects thereof (including any methods or concepts employed or expressed therein) to any third party, other than to its own employees or service providers, as necessary;

b) shall not make any unauthorized copies of the Software or the Documentation or of any parts thereof, other than back-up copies;

c) when making permitted copies, as mentioned above, shall transfer to said copies any copyright or other notices contained in the Software or the Documentation;

d) shall not modify, decompile, translate (other than for internal use), adapt, arrange or correct any error, nor make any other change in the Software or the Documentation, without CONTRACTORS’ prior approval, in writing;

e) shall not use the Software or the Documentation for any purposes other than those permitted herein; and

f) shall neither transfer the Software and/or Documentation license to any Network Element other than the one for which it was obtained, nor to any area outside the territory, without CONTRACTORS’ prior consent, in writing.

18.9 The obligations of the PARTIES as described in this Clause shall survive termination or expiration of this AGREEMENT, for any reasons whatsoever.

18.10 The Software licensed hereunder shall be delivered in an inseparable package that shall contain, additionally, other applications or resources besides the Software, which PRINCIPAL shall not be allowed to use because they constitute additional applications. However, upon PRINCIPAL’s request, CONTRACTORS shall supply a license for the use of these other Software applications or resources, under the same terms and conditions stipulated herein, other than price, which shall be negotiated between the PARTIES.

18.11 PRINCIPAL agrees not to transfer, directly or indirectly, any North-American technical data (including Software) that make up the OSS system acquired by CONTRACTORS from Gensym Corporation, or any other related product, without prior authorization, in writing, from the United States Department of Trade or another United States government agency, to the following countries: Albania, Angola, Armenia, Azerbaijan, Belarus, Bosnia-Herzegovina, Bulgaria, Cambodia, Cuba, the People’s Republic of China, Estonia, Georgia, Iran, Iraq, Kazakhstan, Kyrgyzstan, Laos, Latvia, Libya, Lithuania, Moldova, Mongolia, North Korea, Romania, Russia, Rwanda, Sudan, Syria, Tajikistan, Turkmenistan, Ukraine, Uzbekistan, and Vietnam.

18.12 The Software mentioned in sub-clause 18.11 above shall be used by PRINCIPAL solely in the conduction of its business in Brazil and for peaceful, non-military purposes.

18.13 PRINCIPAL shall not export the Software mentioned in sub-clause 18.10 above without formal authorization from CONTRACTORS (other than for the purpose of repairs/upgrading/maintenance at the manufacturer’s plant or at the plant of another manufacturer designated by it).

18.14 PRINCIPAL is aware that the Ericsson products acquired hereunder are subject to export controls under the laws of the Kingdom of Sweden.

18.15 PRINCIPAL is aware that the “intercept” function is a technical functionality available in the products that are the subject-matter of this AGREEMENT, which functionality enables it to comply with Law 9,296/96, which governs and, to this effect, it also acknowledges that:

i) the “intercept” function can intercept third parties’ communications, which may typify a criminal offense, if it is used not in compliance with the governing laws;

ii) consequently, the function may only be used in compliance with the aforementioned laws and requires, for such purpose, the existence of a specific court order issued by a competent judge;

iii) the scope of the function supplied by CONTRACTORS does not comprise any equipment (including, however being not limited to, audio recording equipment or data storage equipment related to monitored calls) that shall make up a monitoring center, as from which the function can be put into operation; and

iv) any and all CONTRACTORS’ responsibility shall be limited to supplying the function, without being responsible for putting it into operation, except for its implementation, it being certain that in this case the implementation shall not take place in the course of any monitoring operation, by carrying out any monitoring or making use of the function, with PRINCIPAL hereby declaring that it acknowledges the legal limitations of the use of the function, which limitations shall apply to its employees, subcontractors and other eventual representatives.

18.16 PRINCIPAL is hereby advised that sale of the Hardware and transfer of the Software and Documentation license by PRINCIPAL pursuant to sub-clause 18.1, through an export transaction, may require an export/re-export license from certain government bodies of Sweden and/or of the United States. PRINCIPAL is deemed as a GSM operator and shall be required to become a member of the “GSM Association”, as applicable, in order to comply with the international governing laws. CONTRACTORS shall not be responsible for bearing any costs of any nature, such as: penalties, fines or indemnifications, among others, that may be imposed on PRINCIPAL in the event of loss of the right of use or change of algorithm not caused by CONTRACTORS. All the costs related to the membership with the “GSM Association” and/or to obtaining licenses, authorizations and algorithms shall be borne by PRINCIPAL.

CLAUSE 19 - CONFIDENTIALITY

19.1 All the information related to this AGREEMENT or acquired during the course hereof, disclosed by one Party (“Disclosing Party”) to the other (“Receiving Party”), whether in Brazil or abroad, shall be deemed as Confidential Information, as defined below, and owned by the Disclosing Party, and shall be protected by both PARTIES, as provided for herein.

19.1.1 Confidential information shall mean, but not be limited to, all information, patented or otherwise, of a technical, operating, commercial or legal nature, as well as know-how, inventions, processes, formulaes and designs, whether patentable or not, business plans, accounting methods, accumulated experience and techniques, transmitted to the Receiving Party: (i) by any physical means (such as printed documents, manuscripts, facsimiles, electronic messages (e-mail), photographs, etc); (ii) by any format recorded on electronic media, such as tapes, laser discs, floppy disks (or any other magnetic means); (iii) orally; and (iv) by summaries, notes and any comments, whether verbal or written.

19.2 All of the obligations concerning confidentially stipulated herein shall be valid for the duration of this AGREEMENT, and shall furthermore continue to apply for a period of five (5) years as from receipt of each piece of Confidential Information, the Receiving Party undertaking to:

(a) make use of said information solely for the purpose of performing this AGREEMENT;
(b) safeguard the confidentiality of the Confidential Information, disclosing it only to those employees who have a need to know it in order to perform this AGREEMENT;
(c) protect the aforementioned information with the same degree of care it employs to safeguard its own confidential information;
(d) make no copies through any means whatsoever, other than those copies that are essential for carrying out the work, subject to prior authorization from the Disclosing Party.

19.3 The Receiving Party shall request authorization, in writing, from the Disclosing Party to disclose Confidential Information to third parties, agents or consultants, such third party being required to execute a Confidentiality Agreement with the PARTIES, whose terms shall be compatible with the scope of this Clause, other than in the case of supplying Confidential Information to the appropriate regulatory body or to the Judiciary Branch, for compliance with an administrative or judicial order, only to the extent of the referred order, in which case this shall be previously communicated by one Party to the other, so that this manages to obtain an appropriate relief.

19.4 Each of the PARTIES shall return to the other Party any Confidential Information, as requested, or whenever it ceases to be necessary to keep the document. The PARTIES shall undertake not to withhold any reproductions (including magnetic reproductions) or copies or duplicates thereof.

19.4.1 The supply of all or part of the Confidential Information to the other Party shall not grant, under any circumstance whatsoever, any right inherent to the referred information to the Receiving Party, with the Disclosing Party remaining as lawful owner of the Confidential Information and of the proprietary rights (which include, but are not limited to, patent rights).

19.4.2 The Receiving Party shall communicate to the Disclosing Party any incidents that can or might lead to the loss or disclosure of documents or of Confidential Information, without prejudice to its objective responsibility.

19.4.3 The Receiving Party shall destroy any documents that it produces containing Confidential Information owned by the Disclosing Party once it ceases to be necessary to keep the Confidential Information, at the sole discretion of the Receiving Party. The latter shall also undertake not to withhold any reproductions (including magnetic reproductions), copies or duplicates of the information.

19.5 The Receiving Party is under no obligation to protect any Confidential Information that:

(a) was already in possession of the Receiving Party, free of restrictions, prior to its disclosure by the Disclosing Party;
(b) is or becomes known to the public with no violation hereof by the Receiving Party;
(c) has been legally obtained by the Receiving Party with no restrictions to its disclosure at the time when it is revealed;
(d) has been provenly developed by the Receiving Party prior to disclosure of the Confidential Information by the Disclosing Party;
(e) has been provenly disclosed as a result of a court order or the order of an appropriate authority, in which case the Receiving Party shall undertake to promptly communicate this to the Disclosing Party, and even before the disclosure occurs.

CLAUSE 20 – TITLE AND RISK OF LOSS

20.1 Other than as stipulated herein or as may be otherwise agreed upon by the Parties, title to the Products hereby supplied shall be transferred to PRINCIPAL upon delivery thereof by

CONTRACTORS, risk of loss being transferred upon the Commercial Activation of each Network Element, other than in the case of intellectual property owned by CONTRACTORS, as provided for in this AGREEMENT.

20.2. PRINCIPAL shall promptly notify CONTRACTORS of any claims concerning any loss that may occur while CONTRACTORS hold the risk of loss and shall cooperate in all possible and reasonable ways to facilitate the settlement of any claim.

CLAUSE 21 - INSURANCE

21.1 CONTRACTORS shall be responsible for taking out Engineering Risks Insurance covering all civil engineering, installation and assembly works, concomitantly with ancillary coverage for “Tests”, “General and Cross Liabilities” (including personal injury, material damages and pain and suffering) and “Neighboring Properties”, for amounts that ensure the replacement of assets and/or indemnity for losses in the case of claims. The insured amounts and deductible amounts shall be previously approved by PRINCIPAL and a clause shall be provided for in the insurance policy declaring PRINCIPAL as beneficiary. CONTRACTORS shall also be responsible for taking out personal insurance for their employees.

CLAUSE 22 – CONTRACTUAL OBLIGATIONS PERFORMANCE GUARANTEE

22.1 PRINCIPAL is ensured, in case of credits to its benefit herein, resulting from CONTRACTORS’ failure in providing the capacity expansion of each CORE Network Element in order to reach the agreed performance, as per each IPI Approval, a deduction of twenty per cent (20%) of the amount of said Network Element, from installments not yet paid of this Agreement or any other agreements effective at the time of default, upon prior notice, in writing, to CONTRACTORS.

22.2 The CONTRACTORS shall also require from its subcontractors performance guarantee covering the obligations undertaken, notably in regard to large-sized or highly complex services.

CLAUSE 23 – EQUIPMENT AND SOFTWARE

23.1 Upon the performance of each supply, should CONTRACTORS have equipment available that are more up-to-date than those requested by PRINCIPAL, CONTRACTORS shall inform PRINCIPAL of this availability so that the latter may decide whether to implement, or not, the more up-to-date equipment.

23.1.1 the PRINCIPAL decide to use the more up-to-date equipment, the PARTIES shall negotiate, in good faith, eventual price differences between the two types of equipment, as well as eventual adjustments to the time Schedule, as necessary.

23.2 Should CONTRACTORS modify, upgrade or discontinue the production of any equipment, software or spare parts, in connection with the supply covered by this AGREEMENT, they shall notify PRINCIPAL of this fact, in writing, at least one hundred and eighty (180) days in advance, undertaking to practice the prices shown in the LUP contained in the PROPOSAL (Attachment II), so as not to generate losses of any kind to PRINCIPAL, with CONTRACTORS being, furthermore, responsible for any direct costs resulting from the aforementioned modifications.

23.2.1 The PARTIES hereby agree and acknowledge that any modification, upgrading or discontinuation of production of any equipment, software or spare parts covered by this AGREEMENT shall not be made unless after the end of the warranty period, as described in Clause 20, in accordance with the deadlines and procedures established in item 23.2 above.

23.3 Should the production of any equipment, software or spare parts be discontinued, as described in item 23.2 above, CONTRACTORS shall notify PRINCIPAL in writing, offering the latter an alternative of equivalent equipment at a price equal or lower than that previously charged.

23.4 The substitution of equipment, software or spare parts under the terms hereof shall be governed by the following conditions:

(a) It shall affect neither the interchangeability, whether physical or functional, nor the performance specifications of the equipment, software or spare parts, except upon PRINCIPAL’s authorization, in writing;

(b) Any equipment, software or spare part modification or substitution shall be functionally equivalent and compatible with what was modified or substituted, without any other adaptation being required;

(c) In no event whatsoever shall it reduce or decrease the warranty obligations or period of operation undertaken by CONTRACTORS, pursuant to this AGREEMENT;

(d) Should there be no possible substitution for the equipment, software or part to be discontinued, PRINCIPAL shall have one hundred and eighty (180) days, as from the notice described in item 24.2 above, to acquire the requisite quantity of the aforementioned equipment;

(e) CONTRACTORS shall undertake to provide technical services, including repairing the  equipment, until the end of its period of operation.

23.5 For five (5) years as from the warranty expiration date, CONTRACTORS shall make available to PRINCIPAL spare parts and equipment manufactured in accordance with CONTRACTORS’ standards and software developed by CONTRACTORS that are compatible and functionally equivalent, allowing the expansion of the network in accordance with the technical specifications defined in the RFP (Attachment I). If CONTRACTORS suspend the supply of equipment, spare parts or compatible software and the aforementioned elements are not available from any other supplier indicated by CONTRACTORS, adopting the same price policy during the aforementioned period, CONTRACTORS shall offer PRINCIPAL a commercially reasonable project for the latter to migrate to the new equipment, which must offer functionalities similar to those of the discontinued kind.

23.6 The spare parts shall be delivered at the location designated by PRINCIPAL, and PRINCIPAL shall carry out the tests within no later than thirty (30) days after delivery. Defective spare parts shall be forwarded to CONTRACTORS, following the warranty procedures provided for herein, and in this case they will have a twelve-(12) month warranty term counted as from their return to the delivery place designated by PRINCIPAL.

23.7 Should any equipment or service be delivered at a wrong place, CONTRACTORS shall be responsible for any additional expenses incurred for delivery thereof to the right place and for the transportation risk. CONTRACTORS shall also be responsible for any excess items delivered.

CLAUSE 24 – PLANS, PROJECTS AND TECHNICAL SPECIFICATIONS

24.1 Except for Confidential Information, all the documents that include plans, drawings, projects and specifications supplied by CONTRACTORS to PRINCIPAL in connection with the process of supply described herein shall be owned by PRINCIPAL, except for CONTRACTORS’ intellectual property right. Additionally, PRINCIPAL shall be fully entitled to use the documents supplied by CONTRACTORS and that constitute Confidential Information, during the course of the operation and regular maintenance of the Products.

24.2 The PARTIES shall be responsible for the completeness and accuracy of all of the data and technical documents supplied to each other. Should said data or technical documents be found to be incomplete or incorrect, each Party shall notify the Party responsible for it and, subsequently, said Party responsible for it shall promptly complete and/or correct said data or technical documents.

CLAUSE 25 – REPRESENTATIONS BY THE PARTIES

25.1 The PARTIES hereby confirm that this AGREEMENT was negotiated and entered into in accordance with principles of integrity and good faith, which the PARTIES shall also abide by in the performance of their obligations hereunder.

25.2 For the purposes of the Civil Code (including Article 157 thereof), the PARTIES hereby expressly confirm and acknowledge that (i) they have expertise and experience in the performance of the activities described herein; (ii) the obligations of the PARTIES pursuant to this AGREEMENT are proportional and concordant; (iii) no fact or obligation hereof may be deemed as a violation or infraction of the laws that govern this AGREEMENT, or its subject-matter and nature; (iv) they were advised by professionals capable of identifying and understanding the applicable legal rules and are aware of all the circumstances pertaining to this AGREEMENT, as a well as of the rules that govern it; and (v) they had access to all the documents, plans, spreadsheets, information and conditions required for drawing up and/or examining the PROPOSAL (Attachment II).

25.3 This AGREEMENT and its Attachments constitute the entire agreement between the PARTIES as to the subject-matter hereof and shall supersede all previous discussions, agreements and statements. Any information, assumption, advantage or condition that may have been granted by PRINCIPAL prior to the RFP (Attachment I) and that is not expressly provided for herein and/or in the Attachments hereto, may not be taken into account by CONTRACTORS, being neither valid nor enforceable.

25.4 No modification, amendment or other change may be made to this AGREEMENT or any part hereof, except in a written agreement entered into by representative of both Parties.

CLAUSE 26 – WAIVER OF RIGHTS

26.1 No failure or delay by CONTRACTORS or PRINCIPAL to exercise any right, power or privilege, or to strictly enforce any term or condition hereof, on one or more occasions, shall either constitute or be construed as a waiver of the same or other rights, powers or privileges hereof, on any other occasion.

CLAUSE 27 – ASSIGNMENT AND SUBCONTRACTING

27.1 The Parties shall neither assign nor transfer, entirely or in part, the rights and obligations arising out herefrom without the express and prior authorization of the other Party, except for the provisions in items 27.2 and 27.3 below.

27.2 CONTRACTORS may assign or transfer the rights and obligations arising out herefrom, in view of corporate reorganization, spin-off, merger and/or incorporation, by written notice to PRINCIPAL.

27.3 PRINCIPAL is also authorized to assign or transfer the rights and obligations resulting from this AGREEMENT to companies of the same group or as a result of a corporate reorganization, spin-off, merger and/or or incorporation, simply by written notice to CONTRACTORS.

27.3.1 In the event described above, PRINCIPAL, either by itself or by its successors, shall effect the payment of equipment, materials and Software delivered and services rendered, provided that these have been accepted or commercially activated by CONTRACTORS, as per conditions provided for in clause 7. PRINCIPAL also undertakes in the event mentioned in the previous item to inform the existence of this AGREEMENT in possible due diligence processes.

27.4 For the purposes of this Clause, “AGREEMENT” includes this instrument, its attachments and any IPI Approvals generated in order to fulfill the requirements hereof.

27.5 CONTRACTORS may outsource any services provided for herein, upon prior and express authorization by PRINCIPAL, with CONTRACTORS being prevented from alleging discharge from responsibility and obligations as for the outsourced services.

27.6 CONTRACTORS are fully responsible for services performed by their subcontractors, including responsibility for general and occupational accidents, as well as the charges and obligations of a labor, social security and tax nature.

27.7 No clause set forth in the agreements between CONTRACTORS and their subcontractors shall constitute a contractual obligation between PRINCIPAL and CONTRACTORS, or between PRINCIPAL and CONTRACTORS’ subcontractors, nor shall they exempt CONTRACTORS from any obligations owed to PRINCIPAL hereunder.

27.8 PRINCIPAL’s contacts, communications and understandings concerning the subject-matter of this AGREEMENT shall always be taken into account between PRINCIPAL and CONTRACTORS, it being the duty of the latter to retransmit orders and/or instructions to its subcontractors, as necessary.

27.9 Under no circumstances whatsoever shall PRINCIPAL become responsible for any obligations of CONTRACTORS’ subcontractors.

CLAUSE 28 - NOTICES

28.1 The notices required to be given from one party hereto the other shall be considered to have been duly delivered if made in writing and delivered into the hands of the Project Manager appointed by the PARTIES or, his/her absence, to his(her) substitute.

28.2 The Project Managers of the PARTIES can be reached at the following addresses and telephone numbers:

PRINCIPAL'S PROJECT MANAGER:
Mr. Álvaro Câmara Peçanha
Full address: Rua Levindo Lopes, 258 – 9o. andar
Belo Horizonte, MG
Mobile phone number: (31) 9982-3698
Fax number: (31) 9933-3154
E-mail: alvaro.acp@telemigcelular.com.br

CONTRACTORS' PROJECT MANAGER:
Mr. Milton Gonçalves Junior
Full address: Av. Maria Prestes Maia 300 – 3o. andar - CEP: 02047-301
Phone number: (011) 6224-2125
Mobile phone number: (11) 8122-8521
Fax number: (11) 6224-1833
E-mail: milton.gonçalves@ericsson.com

28.3 Any of the PARTIES may change the address to which notices are to be sent, by informing the other PARTY in writing of said change of address.

28.4 Provisions designed to impose implied acceptance of conditions in case silence by the other Party shall not be valid. Similarly, no deadlines unilaterally determined by one party shall be accepted, especially concerning requests for technical clarifications. In this case, the Project Managers of the PARTIES shall be required to meet and to determine, by mutual agreement, a reasonable deadline for both PARTIES.

CLAUSE 29 - TERMINATION

29.1 This AGREEMENT may be terminated by PRINCIPAL, in the following cases:

(a) delay, by CONTRACTORS, in performing the events described in the Implementation  Schedule (Attachment III), after reaching the limit of the penalty provided for in clause 14;

(b) default, by CONTRACTORS, in any of the clauses or conditions hereof, with due regard to the procedures provided for in item 14.1(ii), for the purpose of typifying default;

(c) If any of the CONTRACTORS files for receivership or bankruptcy, has its bankruptcy declared, is judicially declared to be insolvent, or effects corporate changes, including, but not limited to, modifications of its corporate purpose or corporate structure, thus preventing the full and complete performance of this AGREEMENT; and

29.1.1. Upon occurrence of the cases described in item 29.1, and for the purpose of termination of this AGREEMENT, PRINCIPAL shall notify CONTRACTORS of the reasons that gave rise to said termination.

29.2 Should this AGREEMENT be terminated, as a result of any of the cases listed in the preceding item, CONTRACTORS shall not be entitled to any indemnification, except for the right to receive the payment for equipment delivered and services rendered, provided that they have been accepted, until the date of communication of termination. PRINCIPAL, however, shall be entitled to withhold the amounts owed to CONTRACTORS for discharge of the contractual fine set forth in Clause 14, or for recovery of the assessed losses and damages, with due regard to the limit for the calculation of losses and damages provided for herein.

29.3 This AGREEMENT may be terminated by CONTRACTORS in the following events:

(a) If PRINCIPAL files for receivership or bankruptcy or if it is declared bankrupt; and

(b) If PRINCIPAL is over sixty (60) days late in making any of the payments owed to CONTRACTORS, in connection with events provenly performed and accepted by PRINCIPAL, as described in Clause 14, without any clause existing that expressly authorizes PRINCIPAL to suspend payment.

29.4 In any case of termination or expiration of this AGREEMENT, the amounts corresponding to the equipment delivered and to the services rendered until the actual date of termination hereof, provided they have been accepted, shall be paid by PRINCIPAL under the terms agreed upon, with due regard to the provisions in item 29.2 above.

CLAUSE 30 – COURT JURISDICTION AND GOVERNING LAW

30.1 The PARTIES elect the court of the city of Belo Horizonte, State of Minas Gerais, at the exclusion of any others, no matter how privileged they may be, to settle all disputes arising out of the performance of this AGREEMENT.

30.2 The validity, interpretation, rights and obligations of the PARTIES hereunder shall be government by the laws of the Federative Republic of Brazil.

IN WITNESS WHEREOF, THE PARTIES EXECUTED THIS AGREEMENT IN TWO (2) COUNTERPARTS, IN THE PRESENCE OF TWO (2) WITNESSES SIGNED BELOW.

Belo Horizonte, September 19, 2006.

[illegible signature]	[illegible signature]
Marcos Pacheco	Ricardo Sacramento
Technology Director	Superintendent Director
AMAZÔNIA CELULAR S.A.

[illegible signature]	[illegible signature]
André Machado Fonseca
Business Director
ERICSSON TELECOMUNICAÇÕES S.A.

[illegible signature]	[illegible signature]
André Machado Fonseca
Business Director
ERICSSON SERVIÇOS DE TELECOMUNICAÇÕES LTDA.

WITNESSES:
[illegible signature]	[illegible signature]
NAME: Alvaro Peçanha	NAME: Eduardo Rico H. Costa
CPF: 506.376.516-49	CPF: 668.422.986-87